                                                FILED PURSUANT TO RULE 424(B)(3)
PROSPECTUS SUPPLEMENT NO. 8                          REGISTRATION NO. 333-102675
(TO PROSPECTUS DATED AUGUST 7, 2003)

                              (GENERAL MILLS LOGO)

                                 $2,233,305,000
                          PRINCIPAL AMOUNT AT MATURITY
                              GENERAL MILLS, INC.
               ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2022
          AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

                             ---------------------

     This prospectus supplement relates to the resale by the holders of our Debentures and the shares of our common stock issuable upon conversion of the Debentures.

     You should read this prospectus supplement together with the prospectus dated August 7, 2003, which is to be delivered with this prospectus supplement. The terms of the Debentures are set forth in the prospectus.

     The table below sets forth additional information concerning beneficial ownership of the Debentures and supplements and amends the table appearing under "Selling Securityholders" beginning on page 41 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling securityholder supersedes the information in the prospectus.

                                                       AGGREGATE                        NUMBER OF
                                                    PRINCIPAL AMOUNT                    SHARES OF
                                                     AT MATURITY OF    PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                                                    DEBENTURES THAT     DEBENTURES       THAT MAY      COMMON STOCK
NAME                                                  MAY BE SOLD       OUTSTANDING     BE SOLD(1)    OUTSTANDING(2)
----                                                ----------------   -------------   ------------   --------------
ADi Alternative Investments.......................      26,500,000          1.19%          345,186            *
ADi Alternative Investments c/o Kallista Master
  Fund............................................      46,000,000          2.06%          599,191            *
AIG DKR SoundShore Holdings Ltd...................      13,842,000             *           180,305            *
AIG DKR SoundShore Opportunity Holding Fund
  Ltd.............................................      12,806,000             *           166,810            *
AIG DKR SoundShore Strategic Holding Fund Ltd.....       8,352,000             *           108,792            *
Akanthos Arbitrage Master Fund, L.P. .............      10,000,000             *           130,259            *
Allstate Insurance Company........................       5,500,000             *            71,642            *
Alta Partners Investment Grade Holdings Ltd.......       7,500,000             *            97,694            *
American Fidelity Assurance Company (Zazove)......         580,000             *             7,555            *
AmerUs Life Insurance Co..........................       6,500,000             *            84,668            *
Aviator Master Fund...............................       3,000,000             *            39,078            *
Banc One Capital Markets..........................       1,000,000             *            13,026            *
Barep Convertible Arbitrage.......................      10,000,000             *           130,259            *
Canyon Capital Arbitrage Master Fund, Ltd.........      21,000,000             *           273,544            *
Canyon Value Realization Fund (Cayman), Ltd.......      31,500,000          1.41%          410,316            *
Canyon Value Realization Fund, L.P. ..............      14,000,000             *           182,363            *
Canyon Value Realization MAC 18, Ltd (RMF)........       3,500,000             *            45,591            *
Cater Allen International Limited.................       8,000,000             *           104,207            *
Chrysler Corporation Master Retirement Trust......       3,280,000             *            42,725            *
Credit Suisse First Boston LLC....................      13,735,000             *           178,911            *
Delta Air Lines Master Trust -- CV................         710,000             *             9,248            *
Delta Pilots Disability and Survivorship Trust --
  CV..............................................         640,000             *             8,337            *
Forest Fulcrum Fund LP............................       3,400,000             *            44,288            *
Forest Global Convertible Fund, Ltd., Class A-5...       7,500,000             *            97,694            *
Geode U.S. Convertible Arbitrage Fund, a series of
  Geode Investors, LLC............................       2,000,000             *            26,052            *
Georgia Municipal.................................       1,789,000             *            23,303            *
GLG Market Neutral................................         100,000             *             1,303            *
Hamilton Multi-Strategy Master Fund, LP...........      44,275,000          1.98%          576,722            *
HSBC Trustee, Zola Managed Trust..................       1,300,000             *            16,934            *
Independence Blue Cross...........................         902,000             *            11,749            *
Inflective Convertible Opportunity Fund I, L.P....          50,000             *               651            *
Innovest Finanzdienstle...........................       2,650,000             *            34,519            *
Lehman Brothers, Inc. ............................      17,500,000             *           227,953            *
Lord Abbett Bond Debenture Fund...................      15,000,000             *           195,389            *
Lyxor Zola Fund Limited...........................       6,200,000             *            80,761            *
Merrill Lynch Insurance Group.....................         719,000             *             9,366            *
Met Investors Series Trust Bond Debenture Fund....       5,000,000             *            65,130            *
Microsoft Corporation.............................       2,480,000             *            32,304            *
Morgan Stanley & Co. International Limited........       3,900,000             *            50,801            *

                                             (continued on other side)

                                                       AGGREGATE                        NUMBER OF
                                                    PRINCIPAL AMOUNT                    SHARES OF
                                                     AT MATURITY OF    PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                                                    DEBENTURES THAT     DEBENTURES       THAT MAY      COMMON STOCK
NAME                                                  MAY BE SOLD       OUTSTANDING     BE SOLD(1)    OUTSTANDING(2)
----                                                ----------------   -------------   ------------   --------------
Motion Picture Industry Health Plan -- Active
  Member Fund.....................................         300,000             *             3,908            *
Motion Picture Industry Health Plan -- Retiree
  Member Fund.....................................         200,000             *             2,605            *
Northern Income Equity Fund.......................       6,000,000             *            78,155            *
OCM Convertible Trust.............................       4,120,000             *            53,667            *
Ohio Bureau of Workers Compensation...............         390,000             *             5,080            *
Partner Reinsurance Company Ltd...................         340,000             *             4,429            *
Pendragon Convertibles Fund Limited...............       3,436,000             *            44,757            *
Pendragon Guinevere Fund, L.L.C. .................       4,944,000             *            64,400            *
Peoples Benefit Life Insurance Company TEAMSTERS..       3,000,000             *            39,078            *
Physicians Life Insurance Company.................       1,800,000             *            23,447            *
Policeman and Firemen Retirement System of the
  City of Detroit.................................       1,215,000             *            15,826            *
Quattro Fund Limited..............................       4,000,000             *            52,104            *
Qwest Occupational Health Trust...................         330,000             *             4,299            *
Satellite Asset Management, L.P. .................      20,000,000             *           260,518            *
Satellite Convertible Arbitrage Master Fund,
  LLC.............................................       6,750,000             *            87,925            *
St. Albans Partners Ltd. .........................      20,000,000             *           260,518            *
State Employees' Retirement Fund of the State of
  Delaware........................................       1,350,000             *            17,585            *
SuttonBrook Capital Portfolio LP..................      45,000,000          2.01%          586,166            *
TCW Group, Inc. ..................................      10,275,000             *           133,841            *
The Coast Fund, L.P...............................      20,500,000             *           267,031            *
Topango XI........................................       6,100,000             *            79,458            *
UBS Credit Derivative.............................      20,000,000             *           260,518            *
UBS Securities LLC................................      31,860,000          1.43%          415,005            *
Wachovia Capital Markets LLC......................       2,500,000             *            32,565            *
Yield Strategies Fund I, L.P. ....................      11,500,000             *           149,798            *
Yield Strategies Fund II, L.P. ...................      11,500,000             *           149,798            *
Zurich Institutional Benchmark c/o Quattro Fund...       1,000,000             *            13,026            *

---------------

 *  Less than 1%

     (1) Assumes conversion of all of the holder's Debentures at a conversion rate of 13.0259 shares of common stock per $1,000 principal amount at maturity of the Debentures. This conversion rate is subject to adjustment as described under "Description of the Debentures -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the Debentures by us at the option of the holder. In addition, excludes fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the Debentures, as described under "Description of the Debentures -- Conversion Rights."

     (2) Calculated based on 368,766,826 shares of common stock outstanding as of December 17, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's Debentures, but we did not assume conversion of any other holder's Debentures.

     INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE PROSPECTUS.
                             ---------------------

     We will not receive any of the proceeds from the sale of the Debentures or the underlying shares of common stock by any of the selling securityholders. The selling securityholders may sell the Debentures or common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is November 14, 2003.